ADVENTRX GRANTS EXCLUSIVE RIGHTS TO ANX-514 IN SOUTH KOREA

SAN DIEGO – March 25, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it has granted Shin Poong Pharmaceutical Co., Ltd. (SEO: 019170.KS) exclusive rights in South Korea to make, use and sell ANX-514 (docetaxel emulsion), one of its two lead product candidates. Under the terms of their agreement, ADVENTRX will receive an upfront cash payment of $300,000, up to approximately $2 million in regulatory and commercial milestones and royalties on net sales of licensed products. Shin Poong is responsible for all development and commercial activities related to ANX-514 in South Korea.

ANX-514 is a reformulation of the blockbuster chemotherapeutic agent, Taxotere®, an anti-cancer agent that is approved to treat breast, non-small cell lung, prostate, head and neck and gastric cancers. In 2007, the aggregate worldwide market for Taxotere was in excess of $3 billion. The market for Taxotere in South Korea was in excess of $30 million in 2007.

“Shin Poong is well-positioned to successfully develop and commercialize ANX-514 in South Korea,” stated Brian M. Culley, Chief Business Officer of ADVENTRX. “Established in 1962, Shin Poong has grown to more than 1,500 employees. They are a leader in this territory, with expertise in clinical development, as well as a dedicated business unit focused on the sales and marketing of oncology products.”

“We are excited about this first validation of our detergent-free docetaxel program, and we remain committed to finding additional partners for ANX-514, as well as ANX-530, in other territories and working towards consummating the strategic transaction process we began in December 2008,” added Mr. Culley. “With support from our consultants and vendors, we continue to be on track to announce preliminary pharmacokinetic results from our bioequivalence study of ANX-514 in the second quarter of 2009.”

“We are delighted at the opportunity to work with ADVENTRX and foresee substantial market potential for ANX-514 in South Korea, an opportunity that we believe we are fully equipped to realize. We believe ANX-514 will secure a significant market share of the current $30 million docetaxel market in Korea, a market which is expected to grow to up to $50 million over the next several years,” stated Mr. Byung Hwa Kim, Chief Executive Officer of Shin Poong.

About ANX-514 (docetaxel emulsion)
ANX-514 is a novel nano-emulsion formulation of the chemotherapy drug docetaxel, a formulation of which is marketed under the brand name Taxotere. ANX-514 is formulated without polysorbate 80 or other detergents and is intended to reduce the severity and/or incidence of hypersensitivity reactions. Docetaxel is an anti-cancer agent that acts by disrupting the cellular microtubular network that is essential for cell division. Immunosuppressant premedication is recommended for docetaxel therapy to reduce the incidence and severity of hypersensitivity reactions. Docetaxel is approved to treat breast, non-small cell lung, prostate, gastric and head and neck cancers.

About Shin Poong Pharmaceutical Co., Ltd.
Shin Poong Pharmaceutical Company is a publicly traded company established in 1962 in Seoul, South Korea. It is one of the ten largest pharmaceutical companies in Korea with manufacturing operations in five countries, more than 1,500 employees world-wide, and sales in excess of US $200 million. It is a top ranked marketer of pharmaceuticals in Korea and has a leading position in oncology through its Oncology Business Unit. Marketed products in oncology include Padexol Injection (paclitaxel), Didox Capsule (doxifluridine), OXP Injection (oxaliplatin) and CrabCan Injection (irrinotecan). The company is collaborating with the World Health Organization on the development of a novel anti-malarial drug.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company whose proprietary product candidates are designed to improve the safety and commercial potential of existing cancer treatments. In December 2008, the Company announced that it is exploring a range of strategic options, including the sale or disposition of one or more of its product candidate programs, a strategic business merger and other transactions that maximize the value of the Company’s assets. In January and March 2009, the Company announced headcount reductions and cost containment measures to provide additional time to consummate a strategic transaction. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to consummate a strategic or partnering transaction or otherwise raise sufficient capital and will be unable to continue as a going concern; the risk that ADVENTRX’s recent cost-containment measures, including the discontinuation of substantially all of its development activities and fundamental business operations and anticipated reduction in force to five full-time employees, will negatively impact Shin Poong’s ability to successfully develop and commercialize licensed products and will negatively impact ADVENTRX’s ability to consummate a strategic transaction; the risk that the performance of Shin Poong in conducting development and commercial activities will be substandard, including that Shin Poong will default on its payment or other obligations to ADVENTRX, or that it otherwise will fail to perform as expected; the amount or timing of resources that Shin Poong devotes to development and commercialization activities and selling licensed products under its agreement with ADVENTRX will be inadequate to generate financial or other value for ADVENTRX; the inability of ADVENTRX to attract a strategic partner on a timely basis, or at all, for ANX-530 or ANX-514 in territories other than South Korea; the risk that the bioequivalence study of ANX-514 does not demonstrate pharmacokinetic equivalence or bioequivalence to Taxotere®; the risk that ADVENTRX’s stockholders will not approve a strategic or capital-raising transaction recommended by ADVENTRX’s Board of Directors; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

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